Exhibit 99.1

Boxlight Announces New Global Head of Sales & Marketing

Lawrenceville, GA — (March 5, 2020) – Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced that Daniel Leis has been selected as the new Global Head of Sales & Marketing. Leis will lead the global sales and marketing teams and work cross-functionally across operations and product development with close integration with Boxlight channel partners.

With more than 25 years of experience, Dan is an accomplished business leader with global experience in sales and marketing. He previously led Boxlight’s Global Services business unit, which more than doubled in size last year. “Dan is highly respected within the industry and his strong business acumen and passion for education will help drive our business forward while expanding our global sales presence,” said Harold Bevis, CEO of Boxlight.

Before joining Boxlight, Leis was the co-Founder of Professional Development service provider EOS Education (acquired by Boxlight in 2018), and President of Immedia Education, a leading Technology integrator. In addition, Leis served in a range of senior leadership positions across the EMEA markets for global market research company Ipsos.

“Boxlight has invested heavily in the integration of hardware, software and services to deliver the absolute best Teacher Experience. I look forward to working with our teams and partners to bring this Experience to students and teachers around the world,” said Leis.

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

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Michael Pope, Boxlight Corporation

+1 360-464-4478

michael.pope@boxlight.com